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EXHIBIT 99.(a)(1)(H)

FORM OF EMAIL: FINAL ELECTION CONFIRMATION STATEMENT (POST-EXPIRATION TIME
FOR OFFER NON-PARTICIPANTS)

To:	[Name]
From:	equity@adobe.com
Subject:	Final Election Confirmation Statement (Post-Expiration Time for Offer Non-Participants)

This notice is to information you that we have completed our Offer pursuant to the Offer to Amend Eligible Options (the "Offering Memorandum"). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Offering Memorandum.

You have elected not to amend the Eligible Portion of your Eligible Option described below. As a result, the Eligible Portion of your Eligible Option will not be amended to reflect the Corrected Exercise Price and you are not eligible for any Cash Payment(1).

Eligible Option (Grant Number)	Original Date of Grant	Original Option Exercise Price (Split Adjusted)	Shares Subject to Eligible Portion (Split Adjusted)	Elect to Amend Entire Eligible Portion	Corrected Exercise Price for Eligible Portion (Split Adjusted)	Cash Payment (Aggregate Price Differential)
		$		No	Not Applicable	$0.00

(1)
The reference to "Split Adjusted" in the table above reflects a 2:1 stock split that occurred on May 23, 2005.

We strongly encourage you to print a copy of this page and keep it for your records.

This Final Election Confirmation Statement and the Offering Memorandum reflect the entire agreement between you and Adobe with respect to the Offer.

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FORM OF EMAIL: FINAL ELECTION CONFIRMATION STATEMENT (POST-EXPIRATION TIME FOR OFFER NON-PARTICIPANTS)